Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial information of Alpha and Massey and has been prepared to reflect the proposed merger of Mountain Merger Sub with and into Massey. The data in the unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2010 assume the proposed merger of Mountain Merger Sub with and into Massey was completed on that date. The data in the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 assume the proposed merger was completed on January 1, 2010. The data in the unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 also include the pro forma effects of the acquisition of Cumberland by Massey on April 19, 2010, and assume that the acquisition of Cumberland by Massey was completed on January 1, 2010.

The unaudited pro forma condensed combined consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations of Alpha had (i) the proposed merger of Mountain Merger Sub with and into Massey occurred on December 31, 2010 and/or (ii) the proposed merger of Mountain Merger Sub with and into Massey or the acquisition by Massey of Cumberland occurred on January 1, 2010. The pro forma adjustments related to the acquisition by Massey of Cumberland are based on the final purchase price allocation.

The proposed merger of Mountain Merger Sub with and into Massey will be accounted for under the acquisition method of accounting under U.S. GAAP whereby the total purchase price is allocated to the assets acquired and liabilities assumed based on their respective fair values determined on the acquisition date. The purchase price will be determined on the basis of the fair value of common shares of Alpha on the date the transaction is consummated plus the fair value of any other consideration transferred. The estimated purchase price for this unaudited pro forma condensed combined consolidated financial information was based on the closing price of Alpha common stock on March 14, 2011. At this time, Alpha has not performed detailed valuation analyses to determine the fair values of Massey’s assets and liabilities; and accordingly, the unaudited pro forma condensed combined consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, Alpha has not yet performed the due diligence necessary to identify all of the adjustments required to conform Massey’s accounting policies to Alpha’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of Massey’s assets and liabilities, including, but not limited to mineral reserves, property, plant and equipment and intangible assets that will give rise to future amounts of depletion, depreciation and amortization expenses or credits that are not reflected in the information contained in this unaudited pro forma condensed combined consolidated financial information. Accordingly, once the necessary due diligence has been performed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed combined consolidated financial information. Additionally, this unaudited pro forma condensed combined consolidated statement of operations does not reflect the cost of any integration activities or benefits from the merger and synergies that may be derived from any integration activities, both of which may have a material effect on the consolidated results of operations in periods following the completion of the merger.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2010
(Amounts in thousands, except share and per share data)

	Alpha Historical	Massey Historical	Pro forma adjustments		Total Pro forma
Assets
Current assets:
Cash and cash equivalents	$554,772	$327,179	$(757,198)	a	$
			1,900,000	c
			(1,317,968)	d
			(110,550)	c		596,235
Trade accounts receivable, net	281,138	194,988	—			476,126
Inventories, net	198,172	289,027	—			487,199
Prepaid expenses and other current assets	341,755	305,870	(217,191)	a		430,434

Total current assets	1,375,837	1,117,064	(502,907)			1,989,994
Property, equipment and mine development costs, net	1,131,987	2,013,686	127,139	b		3,272,812
Owned and leased mineral rights, net	1,884,169	1,167,458	6,447,763	b		9,499,390
Owned lands	98,727	36,541	—			135,268
Goodwill	382,440	36,707	863,293	b		1,282,440
Acquired coal supply agreements, net	162,397	55,881	(55,881)	b		162,397
Other non-current assets	143,726	183,645	(81,276)	b
			110,550	c
			(12,226)	c
			(60,159)	a		284,260

Total assets	$5,179,283	$4,610,982	$6,836,296			$16,626,561

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$11,839	$12,327	$—			$24,166
Trade accounts payable	121,553	245,312	—			366,865
Accrued expenses and other current liabilities	313,754	405,426	(3,542)	b
			(11,513)	d
			8,200	b
			12,763	a		725,088

Total current liabilities	447,146	663,065	5,908			1,116,119
Long-term debt	742,312	1,303,852	199,783	b
			1,900,000	c
			(1,299,245)	d		2,846,702
Pension and postretirement medical benefit obligations	719,355	271,870	—			991,225
Asset retirement obligations	209,987	230,968	—			440,955
Deferred income taxes	249,408	163,383	2,172,654	b		2,585,445
Other non-current liabilities	155,039	197,382	—			352,421

Total liabilities	2,523,247	2,830,520	2,979,100			8,332,867

Stockholders’ Equity
Common stock — par value $0.01, 200.0 million shares authorized, 124.3 million issued and 120.5 million outstanding	1,242	—	1,060	a		2,302
Common stock — par value $0.625, 300.0 million shares authorized, 102.5 million issued and 101.6 million outstanding	—	64,561	(64,561)	e		—
Additional paid-in capital	2,238,526	1,343,966	(1,343,966)	e
			5,656,034	a		7,894,560
Accumulated other comprehensive income (loss)	(27,583)	(122,268)	122,268	e		(27,583)
Treasury stock, at cost: 3.8 million shares	(50,538)	—	—			(50,538)
Treasury stock, at cost: 0.9 million shares	—	(31,822)	31,822	e		—
Retained earnings	494,389	526,025	(526,025)	e
			(7,210)	d
			(12,226)	c		474,953

Total stockholders’ equity	2,656,036	1,780,462	3,857,196			8,293,694

Total liabilities and stockholders’ equity	$5,179,283	$4,610,982	$6,836,296			$16,626,561

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(Amounts in thousands, except share and per share data)

	Alpha Historical	Massey Pro Forma Historical	Pro Forma Adjustments		Total Pro Forma
Revenues:
Coal revenues	$3,497,847	$2,807,441	$(11,213)	g	$
			91,566	f		6,385,641
Freight and handling revenues	332,559	252,409	—			584,968
Purchased coal revenues	—	91,566	(91,566)	f		—
Other revenues	86,750	90,936	21,078	f		198,764

Total revenues	3,917,156	3,242,352	9,865			7,169,373

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	2,566,825	2,481,863	(11,213)	g
			86,127	f		5,123,602
Freight and handling costs	332,559	252,409	—			584,968
Cost of purchased coal revenue	—	86,127	(86,127)	f		—
Other expenses	65,498	8,072	—			73,570
Depreciation, depletion and amortization	370,895	433,996	178,897	h
			(46,098)	i
			(20,738)	i		916,952
Amortization of acquired coal supply agreements, net	226,793	—	—			226,793
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	180,975	116,811	—			297,786
(Gain) loss on derivative instruments	—	(21,078)	21,078	f		—

Total costs and expenses	3,743,545	3,358,200	121,926			7,223,671

Income (loss) from operations	173,611	(115,848)	(112,061)			(54,298)

Other income (expense):
Interest expense	(73,463)	(102,243)	(16,095)	j
			(10,689)	k		(202,490)
Interest income	3,458	2,293	—			5,751
Loss on early extinguishment of debt	(1,349)	—	—			(1,349)
Miscellaneous income (expense), net	(821)	4,662	—			3,841

Total other expense, net	(72,175)	(95,288)	(26,784)			(194,247)

Income (loss) from continuing operations before income taxes	101,436	(211,136)	(138,845)			(248,545)

Income tax (expense) benefit	(4,218)	58,250	83,240	l		137,272

Income (loss) from continuing operations	$97,218	$(152,886)	$(55,605)			$(111,273)

Earnings (loss) per common share from continuing operations:
Basic	$0.81	$(1.57)				$(0.49)
Diluted	$0.80	$(1.57)				$(0.49)

Weighted average shares — basic	119,808,514	97,545,000	8,496,186	m		225,849,700
Weighted average shares — diluted	121,757,949	97,545,000	8,496,186	m		225,849,700

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

ALPHA NATURAL RESOURCES INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010
(Amounts in thousands)

	Massey Historical	Cumberland Historical(1)	Pro Forma Adjustments		Total Massey Pro Forma Historical
Revenues:
Coal revenues	$2,609,659	$197,782	$—		$2,807,441
Freight and handling revenues	252,409	—	—		252,409
Purchased coal revenues	91,566	—	—		91,566
Other revenues	85,340	5,596	—		90,936

Total revenues	3,038,974	203,378	—		3,242,352

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	2,332,851	149,012	—		2,481,863
Freight and handling costs	252,409	—	—		252,409
Cost of purchased coal revenue	86,127	—	—		86,127
Other expenses	8,072	—	—		8,072
Depreciation, depletion and amortization	405,562	7,696	20,738	n	433,996
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	113,340	3,471	—		116,811
(Gain) loss on derivative instruments	(21,078)	—	—		(21,078)

Total costs and expenses	3,177,283	160,179	20,738		3,358,200

Income (loss) from operations	(138,309)	43,199	(20,738)		(115,848)

Other income (expense):
Interest expense	(102,243)	—	—		(102,243)
Interest income	2,293	—	—		2,293
Loss on early extinguishment of debt	—	—	—		—
Miscellaneous income (expense), net	4,662	—			4,662

Total other expense, net	(95,288)	—	—		(95,288)

Income (loss) from continuing operations before income taxes	(233,597)	43,199	(20,738)		(211,136)

Income tax (expense) benefit	67,010	—	(8,760)	n	58,250

Income (loss) from continuing operations	$(166,587)	$43,199	$(29,498)		$(152,886)

(1)	Reflects the operations of Cumberland for the period January 1, 2010 through April 18, 2010, the period prior to the merger with Massey.

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL
INFORMATION
(Amounts in thousands, except per share data)

Note 1. Basis of Presentation

The unaudited pro forma condensed combined consolidated financial information presented here is based on the historical consolidated financial information of Alpha and Massey from their Annual Reports on Form 10-K for the fiscal year ended December 31, 2010 and the historical financial information of the Cumberland Resource Group set forth in Massey’s Current Report on Form 8-K dated March 22, 2010. The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2010 assumes the proposed merger between Alpha and Massey was completed on that date. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 assumes the proposed merger was completed on January 1, 2010. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2010 includes the pro forma effects of the acquisition of Cumberland by Massey on April 19, 2010, and assumes that the acquisition of Cumberland by Massey was completed on January 1, 2010.

Pro forma adjustments reflected in the unaudited pro forma condensed combined consolidated balance sheet are based on items that are directly attributable to the proposed merger and factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined consolidated statement of operations are based on items directly attributable to the proposed merger, factually supportable and expected to have a continuing impact on Alpha.

At this time, Alpha has not performed a detailed valuation analyses to determine the fair values of Massey’s assets and liabilities and accordingly, the unaudited pro forma condensed combined consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, Alpha has not yet performed the due diligence necessary to identify all of the adjustments required to conform Massey’s accounting policies to Alpha’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined consolidated financial information.

Upon completion of a detailed valuation analysis, there may be additional increases or decreases to the recorded book values of Massey’s assets and liabilities, including, but not limited to, mineral reserves, property and equipment and intangible assets that will give rise to future amounts of depletion, depreciation and amortization expenses or credits that are not reflected in this unaudited pro forma condensed combined consolidated financial information. Accordingly, once the necessary due diligence is performed, the final purchase price is determined and the purchase price allocation is completed actual results may differ materially from the information presented in this unaudited pro forma condensed combined consolidated financial information. Additionally, the unaudited pro forma condensed combined consolidated statement of operations does not reflect the cost of any integration activities or benefits from the merger and synergies that may be derived from any integration activities, both of which may have a material impact on the consolidated results of operations in periods following the completion of the merger.

Certain amounts in Massey’s historical balance sheet have been reclassified to conform to Alpha’s presentation.

Note 2. Preliminary Purchase Price

Alpha is proposing to acquire all of the outstanding shares of Massey for a combination of shares of Alpha common stock at an exchange ratio of 1.025 shares of Alpha common stock plus $10.00 per share, for each outstanding share of Massey Common Stock. Alpha intends to finance the cash portion of the purchase consideration through a combination of cash on hand (including marketable securities) and issuing additional debt. The estimated preliminary purchase price reflects the closing price of Alpha’s common stock on March 14, 2011.

The preliminary estimated purchase price of the proposed merger is as follows:

Alpha stock consideration(1)	$5,612,760
Cash merger consideration(2)	1,047,311
Fair value of Massey’s stock option exchange(3)	44,334

Total preliminary estimated purchase price	$6,704,405

(1)	The estimated value of Alpha common stock to be issued in the proposed merger, based on the closing price of Alpha common stock on March 14, 2011, is as follows:

Estimated number of Massey shares to be acquired	103,455
Exchange offer ratio	1.025

Shares of Alpha common stock to be issued	106,041
Closing price of Alpha common stock	$52.93

Alpha stock consideration	$5,612,760

The fair value of Alpha stock consideration will ultimately depend on the closing price of Alpha common stock on the day of the merger. A 5% increase or decrease in the closing price of Alpha common stock would increase or decrease the Alpha stock consideration by approximately $280,638.

(2)	The estimated value of cash merger consideration was calculated as follows:

Estimated number of Massey shares to be acquired	103,455
Cash exchange offer	$10.00

Cash merger consideration	$1,034,548
Employee incentive awards assumed in Merger	$12,763

Cash merger consideration	$1,047,311

Employee incentive awards consist of outstanding cash incentive unit awards granted on or prior to January 27, 2011 and earned at the maximum level of achievement and restricted unit and director fee unit awards granted on or prior to January 27, 2011 and earned at the target level of achievement. The estimated fair value per unit of the awards was based on the closing price of Alpha common stock of $52.93 per share on March 14, 2011 plus $10.00 per share. The fair value of these awards will ultimately depend on the number of awards outstanding and the closing price of Alpha common stock at the time of the merger.

(3)
At the effective time, all outstanding stock options of Massey granted on or prior to January 27, 2011 will be converted into vested stock options, and all outstanding stock options of Massey granted after January 27, 2011 will be converted into stock options of Alpha, with the number of options and exercise price subject to adjustment based on the volume weighted average closing price of Alpha and Massey’s common stock for the 5 consecutive trading days ending prior to the effective date of the merger. The estimated fair value of the stock option exchange of $36.51 per share was calculated using the Black-Scholes model based on outstanding options as of March 4, 2011 of 1,214 shares, as adjusted per the merger agreement, and a weighted average strike price of $26.52, as adjusted per the merger agreement. The actual fair value of the stock option exchange will depend upon the actual number of outstanding stock options at the time of the merger and the volume weighted average closing prices of Alpha and Massey’s common stock for the 5 consecutive trading days prior to the effective date of the merger.

Note 3. Pro forma Adjustments

(a)
Reflects the payment of the preliminary estimated purchase price of approximately $6,704,405, of which approximately $1,047,311 is to be paid in cash, approximately $5,612,760 is to be paid using Alpha common stock and approximately $44,334 is consideration for stock option exchange. For the cash portion, Alpha has assumed $757,198 will be paid from cash on hand, $217,191 will be paid from selling short-term marketable securities, $60,159 will be paid from selling long-term marketable securities and $12,763 has been accrued for employee incentive liabilities and will be paid from cash on hand according to the terms of the merger agreement.

(b)
Reflects adjustments to record amounts at estimated fair value. Management has used certain estimates and assumptions in estimating fair value, however, a detailed analysis has not been performed on the individual assets and liabilities of Massey and actual results may differ materially from these estimates. The adjustment to property, plant and equipment was estimated using benchmark studies of similar acquisitions, and the adjustment to goodwill was estimated at the present value of forecasted synergies that may be realized in the merger. The fair value of long-term debt was estimated using market rates as of March 7, 2011 and considered applicable call premiums. The adjustment to employee incentive liabilities relates to adjusting the employee incentive award liability currently accrued that will be paid out per the terms of the merger agreement. The adjustment to employee severance liabilities relates to the estimated severance payment and medical benefits payable to Massey’s current CEO per terms of his employment contract. The adjustment to owned and leased mineral rights was estimated as the remaining amount of purchase price to be allocated after all other adjustments had been made. The detailed estimated preliminary purchase price allocation is as follows:

Book value of Massey’s net assets as of December 31, 2010	$1,780,462
Adjustment to fair value property, equipment and mine development costs	127,139
Adjustment to fair value owned and leased mineral rights	6,447,763
Adjustment to write-off value of Massey’s previously acquired coal supply agreements	(55,881)
Adjustment to write-off value of Massey’s previously acquired intangible assets and deferred financing fees	(81,276)
Adjustment to write-off value of Massey’s previously acquired goodwill	(36,707)
Adjustment to employee incentive liabilities	3,542
Adjustment to employee severance liabilities	(8,200)
Adjustment to fair value long-term debt	(199,783)
Adjustment to deferred income taxes to reflect the tax impact of fair value adjustments	(2,172,654)

Estimated fair value of net assets and liabilities to be acquired	$5,804,405
Preliminary allocation to goodwill	900,000

Estimated purchase price	$6,704,405

(c)
Reflects the pro forma cash proceeds that would be received upon entering into a new term loan facility for $600,000 and issuing new senior notes of $1,300,000, the payment and deferral of financing fees of $110,550 and the write-off of $12,226 of deferred financing fees related to Alpha’s existing term loan. The new term loan facility is estimated to have a term of approximately five years and bear interest at LIBOR plus an applicable margin. The senior notes are estimated to have a term of approximately nine years and bear interest at approximately 6.375% per annum. The final terms and interest rates of any debt issued may differ materially from the terms and interest rates assumed in this unaudited pro forma condensed combined consolidated financial information.

(d)
Reflects the pro forma adjustment associated with repaying the outstanding principal and accrued interest for Alpha’s term loan due 2014, Alpha’s 7.25% notes due 2014 at 102.417% of par and Massey’s 6.875% senior notes due 2013 at 101.719% of par. The call premium paid for Alpha’s 7.25% notes due 2014 of $7,210 has been reflected as a reduction of retained earnings and has been excluded from the unaudited pro forma condensed combined consolidated statement of operations, as it is directly related to the merger and will not have a continuing impact on Alpha’s consolidated results of operations. No pro forma adjustment is shown for the redemption of Massey’s 2.25% convertible notes because those notes were not redeemable at Massey’s option at January 1, 2010 or December 31, 2010.

(e)	Reflects the elimination of Massey’s historical stockholders’ equity balances.

(f)	Reflects the reclassification of amounts in Massey’s 2010 statement of operations to conform to Alpha’s financial statement presentation.

(g)	Reflects the elimination of intercompany sales and purchases between Alpha and Massey during the year ended December 31, 2010.

(h)
Reflects the estimated impact on depreciation, depletion and amortization for the fair value adjustment for property, plant and equipment and owned and leased mineral rights using an estimated useful remaining life of five years for property, plant and equipment and an estimated depletion rate applied to the actual 2010 Massey production. Alpha has not performed a detailed analysis of the fair values of Massey’s property, plant and equipment or mineral reserves and therefore, the actual fair values assigned in acquisition accounting may differ materially and the impact on depreciation, depletion and amortization expense may also be materially different than the estimates provided herein.

(i)	Reflects the elimination of Massey’s 2010 amortization of intangible assets and the pro forma adjustment to Cumberland’s depreciation, depletion and amortization.

(j)
Reflects the impact of the refinancing of debt on interest expense. The interest rates used were estimates based on current prevailing interest rates. A 0.125% increase or decrease to the interest rates used would increase or decrease pro forma interest expense by $12,416.

(k)	Reflects the pro forma adjustment to interest expense related to the amortization of deferred financing fees associated with the new term loan facility and the new senior notes discussed above.

(l)	Reflects the income tax effect of pro forma adjustments calculated at an estimated rate of 39.0% and a pro forma adjustment to reverse Massey’s valuation allowance adjustment made in 2010.

(m)
Pro forma consolidated basic earnings (loss) per common share has been calculated based on the expected number of shares to be issued and outstanding following the merger (225,850 shares) assuming such shares were outstanding for the full period presented.

(n)	Reflects pro forma adjustments for the Cumberland acquisition by Massey on April 19, 2010.